ANONYMOUS DATA CORPORATION COMPLETES MERGER WITH SHARECOM, INC.

July 25, 2001, LAS VEGAS, NV - Anonymous Data Corporation (OTC:BB-"ANYD") announced today that it has completed its merger with SHARECOM, INC. ("SHARECOM") originally scheduled to close on July 23, 2001.

ANYD stockholders approved the merger as proposed and the merger is effective as of today. Concurrent with the closing of the merger, ANYD has changed its name to SHARECOM, Inc. and is in the process of applying for a new trading symbol and CUSIP number. In addition, ANYD has authorized a 1 for 322 reverse stock split (ie-current ANYD stockholders will receive 1 share for every 322 shares they currently hold).

SHARECOM is an Internet e-commerce company that is currently selling electronic products to consumers through its 2WayTalk.com website. SHARECOM is in the process of expanding its product lines and has introduced a new website, WeatherRadios.com, which was recently awarded a National Partnership with the Federal Emergency Management Agency (FEMA) to increase the use of Weather Radios country wide.

Safe Harbor Statement: The statements in this press release regarding benefits of the merger, benefits of the FEMA partnership, future opportunities and any other effect, result or aspect of the proposed transaction and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties related to the merger, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

SHARECOM, Inc.
1251 N. Sherwood Ln.
Palatine, IL 60067
800-818-6505